Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
508-520-2545
mconway@plcmed.com

PLC SYSTEMS REPORTS SECOND QUARTER 2012 RESULTS

RenalGuard® revenues increase more than 30% from prior year’s second quarter

MILFORD, Mass., August 14, 2012 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies today reported financial results for the three-and six-month periods ended June 30, 2012. These results only include the company’s RenalGuard® operations, since PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011.  Results from the TMR business are reflected as discontinued operations for all periods presented.

Second quarter 2012 total revenues were $363,000, compared to $398,000 in the second quarter of 2011, which includes approximately $121,000 in OEM-related revenues as well, a strong improvement over the first quarter of 2012 at $20,000. The net loss from continuing operations for the second quarter of 2012 was $1.4 million, or $0.05 per basic share, compared to a net loss from continuing operations of $541,000, or $0.02 per basic share, in the second quarter of 2011. Of this $1.4 million net loss, $354,000 or 25% of the total net loss was attributable to the change in fair value of the investor warrants and convertible notes issued during 2011 This increase is a result of, among other assumptions, the increased volatility of the price of the Company’s Common Stock during the second quarter of 2012.  In addition, PLC has deferred $256,000 in revenue related to shipments made in the fourth quarter of 2011 and in the second quarter of 2012 to its distributor in Italy, Artech, because not all revenue recognition criteria have been met; monies received related to such shipments will be recognized as revenue as cash is received. PLC expects that the remainder of the deferred revenue will be recognized within the next 12 months, even though Artech’s business infrastructure experienced heavy damage in an earthquake during the second quarter of 2012.

Mark R. Tauscher, President and Chief Executive Officer of PLC Systems Inc., stated, “We are pleased with the improved results for the second quarter, as our forecasts for increased usage in several key territories proved true. We expect that RenalGuard sales should continue to grow for the remainder of this year. Most recently, we used the marketing opportunities at EuroPCR, the major medical conference for this sector in Europe, to reinforce with both distributors and users the scientific evidence that RenalGuard can truly help prevent the acute kidney injury known as contrast-induced nephropathy. Based upon feedback from current and potential customers, we   are confident that broader understanding of RenalGuard’s value proposition in the market has been created, which we believe should benefit PLC over time.”

He continued, “During the first half of 2012, PLC made major progress on achieving critical milestones, including the following:

•                  Our U.S. pivotal trial of RenalGuard continues to enroll patients; we currently have 11 sites up and running, with more to be initiated. As previously stated, the company plans to provide an enrollment update as it approaches the interim analysis.

•                  Major new market penetrations were announced, with approval to market RenalGuard in Brazil, the largest country in South America and the fifth largest in the world, as well as in Israel, where our new distributor is ramping up sales quite successfully.

•                  New distributors were announced, opening new markets to RenalGuard in Central and South America and the U.K.

•                  Following the close of the quarter, PLC announced that it had raised an additional $1 million in follow-on financing, with another $1 million still available.

Our success in building upon these milestones will enable RenalGuard to reach a broader patient base worldwide, and provide us with the capabilities to drive sales and adoption for RenalGuard in Europe and other countries where it has received regulatory approval.”

Mr. Tauscher added, “We believe our progress in expanding our distributor network, and educating thought leaders in key markets will help establish RenalGuard as a ‘best practice’ in the industry. As we move into the second half of this year, we remain focused on achieving the following milestones:

•                  Initiation of additional sites for the U.S. clinical trial and significant progress in patient enrollment, with sample size re-estimation planned after 163 patients;

•                  Increased sales of RenalGuard in markets where it is currently available;

•                  Initiation of additional distributors in key territories worldwide;

•                  Additional investigator-sponsored clinical trials of RenalGuard in new territories and aimed at additional treatments;

•                  Issuance of additional patents to bolster the company’s intellectual property portfolio

•                  A positive response from Japan’s Department of Health to the investigator-submitted clinical trial proposal, followed by the launch of a full clinical trial in that critical market, and

•                  Successfully raising additional funds to support these initiatives.

We believe that our success in reaching these milestones will lead to many more opportunities for RenalGuard.”

Financial Update

As of June 30, 2012, PLC reported $997,000 in cash and equivalents, a decrease from the Company’s cash position of $2,585,000 as of December 31, 2011.  The decreased cash position reflects primarily higher costs associated with PLC’s U.S. pivotal clinical trial of RenalGuard. As noted above, on July 2, 2012, PLC announced that it had raised $1 million in follow-on debt financing, with an additional $1 million available if PLC meets certain operational milestones.

During the second quarter of 2012, PLC recognized revenues for 740 single-use RenalGuard disposable sets and 25 RenalGuard consoles shipped internationally, compared to 455 RenalGuard single-use disposable sets and 14 consoles that shipped in the second quarter of 2011.

As expected with the ramp-up of the company’s U.S. pivotal trial, Operating Expenses were $1,118,000 in the second quarter of 2012, compared to $1,040,000 in the same quarter of 2011. SG&A costs were $564,000 in the second quarter of 2012, compared to $667,000 recorded in the second quarter of 2011, with the 2012 period including $32,000 in stock compensation expenses, while Research & Development expenses were $554,000 in the second quarter of 2012, compared to the $373,000 reported in the second quarter of 2011.

Six Months Results

For the six months period in 2012, PLC reported revenues of $383,000, compared to $455,000 in the same period of 2011. Net loss from continuing operations for the first six months of 2012 was $8,222,000, or a loss of $0.27 per basic and diluted share, compared to a net loss from continuing operations of $5,560,000, or a loss of $0.18 per share, in the same period last year.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc. Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$363	$398	$383	$455
Cost of revenues	211	198	224	338
Gross profit	152	200	159	117
Operating expenses:
Selling, general and administrative	564	667	1,225	1,260
Research and development	554	373	1,069	446
Total operating expenses	1,118	1,040	2,294	1,706
Gain on the sale of assets	—	(40)	—	(40)
Loss from continuing operations	(966)	(800)	(2,135)	(1,549)
Other income (expense):
Interest expense	(116)	(115)	(232)	(161)
Foreign currency transaction losses	(28)	—	(14)	—
Financing costs associated with convertible notes	—	—	—	(530)
Change in fair value of warrant liabilities	—	372	(2,400)	(1,104)
Change in fair value of convertible notes	(354)	2	(3,461)	(2,216)
Other income	20	—	20	—
Total other income (expense)	(478)	259	(6,087)	(4,011)
Net loss from continuing operations before income taxes	(1,444)	(541)	(8,222)	(5,560)
Benefit for income taxes from continuing operations	—	—	—	492
Net loss from continuing operations, net of income taxes	(1,444)	(541)	(8,222)	(5,068)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	—	—	53
Gain on sale of discontinued operations, net of provision for income taxes	—	—	—	687
Net income from discontinued operations, net of income taxes	—	—	—	740
Net loss	$(1,444)	$(541)	$(8,222)	$(4,328)
Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.05)	$(0.02)	$(0.27)	$(0.17)
From income on discontinued operations	—	—	—	0.00
From gain on sale of discontinued operations	—	—	—	0.02
Net loss attributable to common stockholders per weighted average share, basic	$(0.05)	$(0.02)	$(0.27)	$(0.14)
Weighted average shares outstanding:
Basic	30,983	30,351	30,668	30,351

CONDENSED BALANCE SHEET

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$997	$2,585
Total current assets	1,742	3,509
Total assets	1,836	3,549
Total current liabilities	946	710
Shareholders’ (deficit)	(12,030)	(4,088)

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